Exhibit 99.2
Diamond Foods reports 22% increase in sales and 43% increase in second quarter earnings
▪	EPS grew 41% to $0.52;
▪	Raised Fiscal 2010 full-year sales and EPS guidance.
SAN FRANCISCO, CA., February 25, 2010 – Diamond Foods, Inc. (NASDAQ: DMND) today reported record financial results for its second quarter of fiscal 2010, as well as increased financial guidance for fiscal year 2010.
For the three months ended January 31, 2010, diluted earnings per share (EPS) grew 41 percent to $0.52 compared to $0.37 for the prior year’s comparable period. For the six months ended January 31, 2010, EPS grew 38 percent to $1.39 compared to $1.01 for the prior year’s comparable period. Included in this year’s second quarter EPS were $0.04 in discrete tax credits, net of related expenses, associated with the filing of prior period R&D and other tax credits. Without these items, this year’s quarterly non-GAAP EPS of $0.48 grew 30 percent over the prior year’s EPS of $0.37. This year’s fiscal year-to-date non-GAAP EPS of $1.35 grew 30 percent over the prior year’s non-GAAP EPS of $1.04 (which excludes $0.03 in net non-recurring charges related to the early retirement of debt coinciding with the Pop Secret acquisition, partially offset by the sale of emission reduction credits).
“Profitability benefited from greater Emerald sales, an improved mix of Diamond culinary and in-shell sales, and a later walnut crop this year than last, which shifted sales of non-retail products from the first fiscal quarter to the second,” said Michael J. Mendes, Chairman, President and CEO. “Given the greater visibility we now have into the balance of our fiscal year, we are raising EPS guidance on the expectation of higher snack and total sales.”
Corporate Highlights
▪	For the 52 weeks ended January 23, 2010, Emerald’s food store sales grew 53 percent. Emerald’s national market share grew 260 basis points to 8.3 percent, despite having only four SKUs with more than 60 percent ACV grocery distribution.
▪	Emerald sales benefited from expanded distribution of high velocity items in grocery, as well as greater penetration in the mass merchandise and drug channels.
▪	Four new 30-second and 15-second Pop Secret television commercials were launched during the quarter, with two new spots scheduled for launch in the third fiscal quarter. All six highlight in-home movie-watching occasions with classic films from the Warner Brothers Studios library. The spots have been very positively received by customers and consumers.

▪	Heavy in-store promotional activity took place in a joint Emerald–Pop Secret ad unveiled during February 7’s Super Bowl XLIV. The ad, which aired during the closely contested fourth quarter, was viewed by an estimated 107 million people, the largest television audience in history.
▪	Adjusted EBITDA grew 10 percent to $17.2 million, which combined with tight control over working capital, enabled the Company to reduce total debt during the quarter to $97.5 million. The resultant pro forma leverage ratio (debt divided by EBITDA as defined in the Company’s credit agreement) will reduce the credit spread paid to lenders by 25 basis points on borrowings taking place during the third quarter of fiscal year 2010.
▪	A quarterly dividend of $0.045 per share was paid on February 2, 2010, to shareholders of record as of January 26, 2010.
Financial Results
Net sales during the quarter were $184.2 million, 22 percent above the prior year as a result of strong snack demand and the timing effect that a later walnut crop had on in-shell, ingredient and international sales, partially offset by greater value being passed on to customers through promotional programming, continued rationalization of non-strategic SKUs, and a mix shift towards lower priced Emerald items such as peanuts. Fiscal year-to-date net sales were $364.8 million, up 5 percent and consistent with the full-year growth rate implied in the company’s guidance.
For the current quarter, gross profit as a percentage of net sales was 22.0 percent, a 60 basis point decline from the prior year quarter’s 22.6 percent, primarily as a result of a greater mix of lower margin non-retail sales associated with the later walnut harvest. For the first half of the fiscal year, gross profit as a percentage of net sales was 23.6 percent, 190 basis points above the prior year comparable period’s 21.7 percent. In this case, the greater mix of lower margin non-retail sales was not enough to offset the beneficial effect of greater scale in snacks, manufacturing efficiency initiatives and the elimination of low margin SKUs.
Selling, general and administrative expense (SG&A) was $15.3 million during the quarter, and SG&A as a percentage of net sales was 8.3 percent compared to 10.6 percent during the prior year quarter. This year’s quarter included $0.5 million in fees associated with the filing of prior period R&D and other tax credits. Fiscal year-to-date SG&A was $28.8 million, or 7.9% of net sales, compared to 9.2% in the prior year’s period. In both cases, the decrease as a percentage of net sales was primarily driven by one-time costs during the prior year associated with the Pop Secret acquisition.
Advertising expense nearly doubled to $12.2 million during the quarter compared to $6.2 million during the prior year quarter. Fiscal year-to-date advertising expense was $18.4 million, 53 percent above the prior year’s level of $12.1 million. In both cases, the increases reflected additional consumer support of our snack brands this year, including a Super Bowl commercial and more investment behind the Pop Secret brand.
The effective tax rate for the quarter was 27.6%, reflecting a prior period discrete tax benefit of $1.0 million from R&D and other tax credits.
As of January 31, 2010, total debt was $97.5 million, which was $13.8 million lower than fiscal 2010’s first quarter.

Fiscal 2010 Outlook
Financial guidance for fiscal year 2010 ending July 31, 2010, was updated as follows:
▪	Total net sales of $595 million to $610 million compared to $585 million to $605 million previously;
▪	Snack net sales of $230 million to $240 million compared to $220 million to $230 million previously;
▪	EPS of $1.79 to $1.83, compared to previous guidance of $1.75 to $1.83.
▪	These guidance revisions exclude the impact of the pending Kettle Foods acquisition and associated transaction costs.
Conference Call
Diamond will host an investor conference call and web cast tomorrow, February 26, 2010, at 8:30 a.m. Eastern Time to discuss these results. To participate in the call via telephone, dial 800-281-7970 from the U.S./Canada or 913-312-1411 elsewhere and enter a confirmation code of 864-5198. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Please note the February 26 conference call replaces one previously scheduled for Tuesday, March 2, 2010.
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin at 8:30 a.m. Pacific Time on February 26, 2010, and remain available through 8:30 a.m. Pacific Time on March 5, 2010. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended			Six months ended
		January 31,	% Prior		January 31,	% Prior
(in thousands)	2010	2009	Year	2010	2009	Year

Culinary	$63,518	$72,807	-13%	$128,242	$162,007	-21%
Snack	57,880	49,296	17%	117,713	85,691	37%
In-shell	10,850	8,699	25%	30,449	33,585	-9%

Total retail	132,248	130,802	1%	276,404	281,283	-2%

Ingredient/Food Service	14,879	6,246	138%	27,642	19,206	44%
International	36,039	12,854	180%	59,158	44,197	34%
Other	1,003	686	46%	1,606	1,428	12%

Total non-retail	51,921	19,786	162%	88,406	64,831	36%

Total	$184,169	$150,588	22%	$364,810	$346,114	5%

Summarized Statement of Operations:

	Three months ended		Six months ended
	January 31,		January 31
(in thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$184,169	$150,588	$364,810	$346,114
Cost of sales	143,591	116,622	278,741	271,079

Gross profit	40,578	33,966	86,069	75,035
Operating expenses:
Selling, general and administrative	15,338	15,914	28,835	31,686
Advertising	12,150	6,210	18,442	12,060

Total operating expenses	27,488	22,124	47,277	43,746

Income from operations	13,090	11,842	38,792	31,289
Interest expense, net	916	2,157	2,164	3,606
Other expense, net	—	—	—	898

Income before income taxes	12,174	9,685	36,628	26,785
Income taxes	3,360	3,541	12,884	9,945

Net income	$8,814	$6,144	$23,744	$16,840

Earnings per share:
Basic	$0.53	$0.38	$1.43	$1.03
Diluted	$0.52	$0.37	$1.39	$1.01
Shares used to compute earnings per share:
Basic	16,280	15,950	16,280	15,966
Diluted	16,764	16,260	16,735	16,327
Summarized Balance Sheet Data:

	January 31,
(in thousands)	2010	2009

Cash & equivalents	$11,962	$2,194
Trade Receivables, net	54,652	47,981
Inventories	149,053	158,846
Current assets	233,055	219,587
PP&E, net	50,916	50,146
Other intangible assets, net	96,951	100,101
Goodwill	75,243	77,916
Current liabilities, excluding debt	156,147	149,473
Total debt	97,522	135,155

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three and six months ended January 31, 2010 and 2009.
Reconciliation of income before income taxes to non-GAAP EPS:

	Three months ended		Six months ended
	January 31		January 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

GAAP income before income taxes	$12,174	$9,685	$36,628	$26,785
Adjustments to remove loss on extinguishment of debt, fees for tax projects and other credits	475	—	475	898

Non-GAAP income before income taxes	12,649	9,685	37,103	27,683

GAAP income taxes	3,360	3,541	12,884	9,945
Adjustment for tax effect of Non-GAAP adjustments	1,131	—	1,131	366

Non-GAAP income taxes	4,491	3,541	14,015	10,311
Non-GAAP net income	8,158	6,144	$23,088	$17,372

Non-GAAP EPS-diluted	$0.48	$0.37	$1.35	$1.04
Shares used in computing Non-GAAP EPS-diluted	16,764	16,260	16,735	16,327
Reconciliation of net income to Adjusted EBITDA:

	Six months ended
	January 31,
(in thousands)	2010	2009

Net income	$23,744	$16,840
Income taxes	12,884	9,945

Income before income taxes	36,628	26,785
Other expense, net	—	898
Interest expense, net	2,164	3,606

Income from operations	38,792	31,289
Stock-based compensation expense	1,401	2,167
Selling, general and administrative	475	—
Depreciation and amortization	5,432	4,834

Adjusted EBITDA	$46,100	$38,290

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
▪	In the first quarter of fiscal 2009, an early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is not indicative of ongoing operations.
▪	In the first quarter of fiscal 2009, a $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond excluded this gain since it is not reflective of the operating results on an ongoing basis.
▪	In the second quarter of fiscal 2010, $0.5 million in fees were incurred primarily to achieve $1 million in various prior period R&D and other tax credits, including costs to file amended tax returns.
▪	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned debt early termination fee and sale of emission credits. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond Foods is a high-growth innovative packaged food company focused on building, acquiring and energizing brands including Diamond of California® culinary nuts, Emerald® snack nuts, and Pop Secret® microwave popcorn. The Company’s products are distributed in a wide range of stores where culinary nuts and snacks are sold.
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Contacts

Investors:	Media:
Bob Philipps	Michael Altfest
Treasurer, VP Investor Relations	Account Supervisor
(415) 445-7426	Edelman
bphilipps@diamondfoods.com	Michael.altfest@edelman.com 415-486-3244
Corporate Web Site: www.Diamondfoods.com